STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                    Year ended March 31,

                                             2000             1999             1998
                                          ------------    ------------     -------------
 Basic and diluted average shares

  outstanding                               6,936,066       6,909,292         6,627,697

 Net income (loss)                        $(6,351,740)    $    42,943       $(2,577,684)

 Basic and diluted income (loss)
 per share                                $     (0.92)    $      0.01       $     (0.39)


